Exhibit 99.1

AVAYA TO PURCHASE TENOVIS, A MAJOR EUROPEAN PROVIDER OF ENTERPRISE COMMUNICATIONS SYSTEMS AND SERVICES

—Acquisition Will Significantly Increase Avaya’s European Customer Base, Market Share and Presence, Providing A Strong Platform For Growth in the Region

—Combined Business Would Create Number Three Enterprise Communications Systems Provider in Western Europe*

FOR IMMEDIATE RELEASE: TUESDAY, OCTOBER 5, 2004

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications software, systems and services, today said it has signed a definitive agreement to acquire Tenovis GmbH & Co. KG, a major European provider of enterprise communications systems and services, from affiliates of Kohlberg Kravis Roberts & Co.

Under the terms of the agreement, Avaya will pay approximately $370 million in cash, as well as assume about $265 million in debt.  The company noted that net of Tenovis’ expected cash position at closing of $115 million, Avaya’s cash outlay will be about $255 million.  Avaya said the transaction is subject to customary regulatory approvals and closing conditions.

Avaya said after the acquisition is completed, it expects international revenues will account for about 40 percent of its total revenues, up from 25 percent today. The company’s European revenues would nearly triple, growing from about 12 percent to about 30 percent of Avaya’s global business.  When fully integrated, Avaya expects Tenovis will add about one billion dollars in annual revenues to Avaya.

“The acquisition of Tenovis significantly enhances Avaya’s size and scale in Europe, and is a major step in Avaya’s plan to grow its business globally,” said Don Peterson, chairman and CEO, Avaya. “Tenovis brings Avaya an integrated sales and services organization and an extensive customer base in Europe.  We have complementary businesses and strategies including a common understanding of the unique communications needs of the enterprise customer.   We have a shared commitment to provide customers with a strong services capability as well as delivering to them the wide range of business benefits inherent in IP telephony solutions and applications. ”

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Avaya said, based on industry reports, Europe, the Middle East and Africa is expected to represent a third of global enterprise communications spending by 2007, growing from $31 billion in 2004 to $42 billion in 2007.

Tenovis, headquartered in Frankfurt, Germany, provides communications solutions, including telephony, call and contact centers, customer relationship management, messaging, networking and services to companies and public authorities across Europe.  The company has more than 5,400 employees and has offices in Austria, Belgium, France, Germany, Italy, Spain, Switzerland and The Netherlands.

Avaya noted the addition of Tenovis is the latest in a series of targeted moves designed to expand the company’s portfolio and global reach.  The company increased its small and mid-market distribution channels in the United States with the addition of Expanets earlier this year. Its recent acquisition of a majority interest in Tata Telecom Ltd., now renamed Avaya GlobalConnect Ltd., improves Avaya’s market position in India and the Asia Pacific region.  With the addition of Spectel, Inc., Avaya significantly strengthened its conferencing applications.

“We have worked closely with management at Tenovis over the past four years and have been very pleased with the improvements made in its competitiveness and profitability through difficult market conditions,” said Ned Gilhuly, managing director, Kohlberg Kravis Roberts & Co.   “Partnering with a global enterprise communication supplier marks the next logical step in the company’s future and we are delighted that Tenovis will have an opportunity to continue its growth as part of Avaya.  We at KKR are very satisfied with the outcome.”

“By joining forces with Avaya, we have chosen a path of growth and innovation that will work for Tenovis, for our customers and for our employees,” said David Winn, chief executive officer, Tenovis.  “We will have access to a communications technology portfolio that is acknowledged to be among the best in the world.  We’ll also have the global scale and reach that will allow us to sell to a broader range of customers.

“Tenovis’ people in Germany and throughout Europe have strong relationships with customers.  We want to capitalize on these relationships and create a strong new company to help our customers generate value through intelligent business communications solutions.”

In connection with the acquisition, Avaya said it is assuming certain employee-related benefit obligations and, as required under U.S. GAAP reporting, it will recognize as liabilities two sale/leaseback obligations totaling about $90 million.

The company said the acquisition is expected to be accretive by $0.07 per share in fiscal year 2006, the first full year of combined results. Excluding non-recurring costs and start-up expenses of $0.05 per share, the acquisition is expected to be dilutive by $0.03 per share in fiscal year 2005.  The transaction’s impact on fiscal year 2005 results will include approximately nine months of Tenovis results; if a full year’s results were included then the transaction would be breakeven in fiscal year 2005 excluding the non-recurring costs and start up expenses.

“Consistent with our corporate development framework, Tenovis is expected to have a positive financial impact within a short period of time, and we will continue to maintain our financial strength and flexibility,” said Garry K. McGuire, chief financial officer, Avaya.

McGuire noted at the end of the third fiscal quarter, Avaya’s cash position was $1.5 billion and its net cash** position was $939 million, while operating cash flow through the first nine months was $350 million.  He said Avaya intends to continue its de-leveraging strategy so that after the acquisition closes, its total debt would be at or below its debt levels today.

Tenovis’ roots go back more than 100 years. The company was founded in 1899 in Frankfurt as a telephone system rental business in Germany.  In the 1930’s it became “Telefonbau und Normalzeit” and was later named Telenorma. In 1987 the company became a wholly owned subsidiary of Robert Bosch GmbH. In 2000, the private equity firm Kohlberg Kravis Roberts & Co. bought the company and has operated it since then under the name of Tenovis.

Evercore Partners and JPMorgan Chase advised Avaya on the transaction.  Tenovis/KKR was represented by CSFB and Morgan Stanley.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the (U.S.) FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.

Avaya became a standalone company on Oct. 2, 2000, when it was spun off from Lucent Technologies.  For more than a century prior to that, Avaya was part of Western Electric, AT&T, and Lucent Technologies.  Avaya Labs, which operates as part of Avaya’s businesses, focuses on research and development related to the communications technologies for enterprises and government agencies. It builds on 75 years of accomplishment as a former part of Bell Laboratories, one of the world’s premier research institutions, and it holds or has applied for 1,800 patents.

Avaya has been an event sponsor and the Official Convergence Communication Provider for the FIFA World Cup™  since 2001.

        For general information on Avaya, including information on the converged communication solution it provided for the 2002 FIFA World Cup™ in Japan and Korea and its preparations for the 2006 FIFA World Cup™ in Germany, visit its website: http://www.avaya.com

This news release contains forward-looking statements related to the effect of the Tenovis acquisition on Avaya’s results and Avaya’s future amount of debt that is based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the ability to successfully integrate the above acquisition, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with international sales and operations, U.S. and foreign government regulation, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, control of costs and expenses, and the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

* The combined Avaya and Tenovis business would be number three in market share for total enterprise telephony lines shipped in Western Europe.  This is based on a second quarter 2004 report from InfoTech, which tracks lines shipped.

**Net cash is defined as cash and cash equivalents less total debt outstanding.

NOTE ABOUT CONFERENCE CALLS TO DISCUSS THE ACQUISITION:

Avaya will host a financial analyst conference call with a listen-only Q&A session at 8:30 a.m. Eastern Daylight Time (EDT) or 2:30 p.m. Central European Time (CET) on October 5, 2004.

To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within the United States: 888-597-9475

Outside the United States: +1-706-634-2454

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (http://www.avaya.com/investors/) 10-15 minutes prior to the start.  Slides accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

For those unable to participate on the call or the webcast, there will be a playback available from 10:30 a.m. EDT, Oct. 5 through Oct 12, 2004.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 247391.

IMMEDIATELY FOLLOWING THE FINANCIAL ANALYST CALL, AVAYA WILL HOST A CALL FOR REPORTERS AND INDUSTRY ANALYSTS.

The call for reporters and industry analysts will begin at 9:30 a.m. EDT or 3:30 p.m. CET on October 5, 2004.

To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within the United States:    888-576-6557

Outside the United States: +1-706-679-7439

For those unable to participate, there will be a playback available from 1:00 p.m. EDT, Oct. 5 through Oct 12, 2004.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial +1-706-645-9291.  The passcode for the replay is 1202830.

You may also listen to the media and industry analyst call at the following link: http://audioevent.mshow.com/188277

This call will also be archived and available for 30 days from the same link.  That archival copy will be up approx. 24-hours after the call ends.

Avaya

Media Relations Contacts:

Lynn Newman	Tim Brill
908-953-8692 (office)	+44-1483-308-075 (office)
201-747-4027 (mobile)
lynnnewman@avaya.com	timbrill@avaya.com

Avaya

Investor Relations:

Matt Booher

908-953-7500 (office)

mbooher@avaya.com

Kohlberg Kravis Roberts Contacts:

Gay Collins +44-20-7786-4882,

gayc@penrose.co.uk,

Mobile +44 7798 626 282

Andrew Nicolls

+44-20-7786-4881,

andrewn@penrose.co.uk

Mobile +44 7798 626 281

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